Exhibit 5.1
The Tower at Peabody Place
100 Peabody Place, Suite 1300
Memphis, Tennessee 38103
(901) 543-5900
June 1, 2022
Board of Directors
ClearPoint Neuro, Inc.
120 S. Sierra Avenue, Suite 100
Solana Beach, California 92075
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to ClearPoint Neuro, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to an additional 1,200,000 shares of Company’s common stock, par value $0.01 per share (the “Common Stock”), available for issuance pursuant to the ClearPoint Neuro, Inc. Fourth Amended and Restated 2013 Incentive Compensation Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.
Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:
(a)    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and in good standing with the Secretary of State of the State of Delaware; and
(b)    The shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
The opinions expressed above are limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).
We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Exhibit 5.1
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
Sincerely,
/s/ Bass, Berry & Sims PLC